EXHIBIT 99.1

Voyager Reports Third Quarter 2025 Financial and Operating Results

- Momentum building around tau: expect VY7523 clinical data and VY1706 clinical entry in 2026 -

- Sharpened focus on multi-modality pipeline with introduction of Voyager NeuroShuttle™ discovery program and small molecule collaboration -

- Ended 3Q25 with cash position of $229 million, maintaining runway into 2028 -

LEXINGTON, Mass., November 10, 2025 -- Voyager Therapeutics, Inc. (Nasdaq: VYGR), a biotechnology company dedicated to leveraging genetics to treat neurological diseases, today reported third quarter 2025 financial and operating results.

“Voyager continues to seek out the optimal modalities for each neurotherapeutic target we pursue. During the third quarter, we shared initial preclinical data on our Voyager NeuroShuttle, a nonviral delivery platform with differentiated pharmacokinetics from transferrin receptor shuttle approaches. We are now introducing our first NeuroShuttle program,” said Alfred W. Sandrock, Jr., M.D., Ph.D., Chief Executive Officer of Voyager. “Additionally, Voyager entered into a collaboration with Transition Bio in which we will have an option to license Transition Bio’s small molecules for ALS and FTD. TDP-43 appears to play a pivotal role in the pathophysiology of the vast majority of ALS cases, yet has been historically considered undruggable. We believe Transition Bio’s innovative biomolecular condensate approach may be able to unlock this critical target, and we are excited to contribute our neurotherapeutics expertise to this endeavor while continuing to prioritize maintaining our cash runway into 2028.”

Third Quarter 2025 and Recent Highlights

●	Pipeline program updates:
o	VY7523 (anti-tau antibody): Dosing is ongoing in the third and final cohort of the multiple ascending dose (MAD) clinical trial in Alzheimer’s disease (AD) patients.
o	VY1706 (tau silencing gene therapy): Investigational New Drug (IND)-enabling studies are ongoing to support clinical trial initiation expected in 2026.
o	Neurocrine partnership update: Neurocrine has indicated that they expect to provide an update on the IND filing timelines for their Friedreich’s ataxia (FA) and GBA1 gene therapy programs by the end of 2025. These filings could enable the initiation of clinical trials in 2026, pending supportive outcomes from the ongoing GLP toxicology studies, acceptance of the INDs by the FDA, and Neurocrine’s internal strategic assessment. Additionally, Neurocrine initiated a preclinical toxicology study with the fourth development candidate in a gene therapy program partnered with Voyager, triggering a $3 million milestone payment that is owed to Voyager in the fourth quarter of 2025.
o	Novartis partnership update: Novartis notified Voyager of its intention to discontinue two discovery-stage programs against undisclosed targets. Rights to these targets will return to Voyager. The discontinuations do not impact Voyager’s cash runway guidance.

The partnered programs for Huntington’s disease, spinal muscular atrophy (SMA), and another undisclosed target continue to advance.

●	Early research and platform updates:
o	Voyager NeuroShuttle™ platform: During the third quarter, Voyager introduced Voyager NeuroShuttle, a nonviral delivery platform leveraging novel receptor-binding molecules to transport multiple modalities of neurotherapeutics across the blood-brain barrier. The first NeuroShuttle within the platform leverages the ALPL receptor. Initial murine proof-of-concept studies of ALPL-VYGR-NeuroShuttle demonstrated sustained brain expression over three weeks, compared to less than one week for transferrin receptor shuttles, with no impact on circulating reticulocytes or downstream measurements of anemia.
◾	In addition to the initial murine proof-of-concept data provided for the ALPL-VYGR-NeuroShuttle, subsequent murine studies have demonstrated that the shuttle can deliver a therapeutic antibody to the brain with similar sustained exposure as demonstrated with the ALPL-VYGR-NeuroShuttle alone.
o	VYGR-NeuroShuttle program: Voyager is evaluating a discovery-stage program that leverages ALPL-VYGR-NeuroShuttle for the treatment of an undisclosed neurological disease. The target of the program is undisclosed.
o	Small molecule approach targeting TDP-43 for neurodegenerative diseases: Voyager entered a collaboration with Transition Bio to develop selective small molecules for the treatment of amyotrophic lateral sclerosis (ALS) and frontotemporal dementia (FTD) with TDP-43 pathology. TDP-43 pathology is commonly observed in many neurodegenerative diseases, including more than 90% of ALS cases1, yet TDP-43 has historically been considered undruggable. Transition Bio’s approach targets biomolecular condensates within cells to correct the mislocalization of TDP-43 without abolishing its important functional activity. The collaboration provides Voyager the exclusive option to license worldwide rights to any development candidate in exchange for a single-digit million-dollar upfront payment and potential milestone payments totaling up to $500 million. Transition Bio is also eligible for tiered royalties on net sales if a product reaches the market.
o	Early research: Investment in the SOD1-ALS gene therapy and anti-Aβ antibody gene therapy programs has been deprioritized to focus on the new discovery programs.

Anticipated Upcoming Milestones

●	2025-2026: Potentially informative data read-outs expected for tau-targeting agents from multiple third parties
●	2026: U.S. IND/Canadian CTA submissions + clinical trial initiation anticipated for VY1706 in AD
●	2026: Neurocrine indicates potential clinical trial initiations for FA and GBA1 programs
●	H2 2026: Initial tau PET imaging data expected in MAD clinical trial of VY7523 in AD

Upcoming Webcast Investor Conference Presentation

Voyager management will participate in a webcast fireside chat at the Stifel 2025 Healthcare Conference on Tuesday, November 11, 2025, at 3:20 p.m. ET in New York, NY. The webcast may be accessed from the Investors section of Voyager’s website at ir.voyagertherapeutics.com and a replay will be archived for at least 30 days.

Third Quarter 2025 Financial Results

●	Collaboration Revenues: Voyager had collaboration revenue of $13.4 million for the third quarter of 2025, compared to $24.6 million for the same period in 2024. The decrease was primarily due to revenue recognized under the Company’s 2022 Novartis Option and License Agreement in the prior year period.
●	R&D Expenses: Research and development expenses were $35.9 million for the third quarter of 2025, compared to $30.2 million for the same period in 2024. The increase in R&D expenses was primarily due to increased spend related to our MAD clinical trial to evaluate VY7523 and ongoing costs related to the tau silencing gene therapy program VY1706 than in the prior year period.
●	G&A Expenses: General and administrative expenses were $8.1 million for the third quarter of 2025, compared to $8.2 million for the same period in 2024. The consistent spend reflects continued disciplined expense management after the restructuring during the second quarter of 2025.
●	Net Loss: Net loss was $27.9 million for the third quarter of 2025, compared to $9.0 million for the same period in 2024. The increase in net loss is due to the decrease in collaboration revenue recognized, as noted above.
●	Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2025, were $229 million.

Financial Guidance

Voyager is committed to maintaining a strong balance sheet that supports the advancement and growth of its platform and pipeline. Based on Voyager’s current operating plans, the company expects its cash, cash equivalents, and marketable securities, along with anticipated collaboration reimbursements and interest income, to be sufficient to meet Voyager’s planned operating expenses and capital expenditure requirements into 2028. The Company has the potential to earn additional non-dilutive capital that is not assumed in the cash runway guidance of up to $2.4 billion in development milestone payments including up to $35 million from GBA and FA programs entering the clinic.

About Voyager Therapeutics

Voyager Therapeutics, Inc. (Nasdaq: VYGR) is a biotechnology company dedicated to leveraging the power of human genetics to modify the course of – and ultimately cure – neurological diseases. Our pipeline includes programs for Alzheimer’s disease, Friedreich’s ataxia, Parkinson’s disease, amyotrophic lateral sclerosis (ALS), and multiple other diseases of the central nervous system. Many of our programs are derived from our TRACER™ AAV capsid discovery platform, which we have used to generate novel capsids and identify associated receptors to potentially enable high brain penetration with genetic medicines following intravenous dosing. Some of our programs are wholly owned, and some are advancing with partners including Alexion, AstraZeneca Rare Disease; Novartis Pharma AG; and Neurocrine Biosciences, Inc. For more information, visit http://www.voyagertherapeutics.com.

Voyager Therapeutics® is a registered trademark; TRACER™ and Voyager NeuroShuttle™ are trademarks, of Voyager Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “will,” “anticipated,” “expect,” “believe,” “potential,” “may,” or “continue,” and other similar expressions are intended to identify forward-looking statements.

For example, all statements Voyager makes regarding Voyager’s ability to advance its clinical-stage anti-tau antibody program, including timing of expected clinical tau PET imaging data and other clinical data; the potential for third-party clinical data for tau targeting agents to inform Voyager’s clinical development plans; Voyager’s efforts to diversify its neurotherapeutics pipeline to include the development of the nonviral Voyager NeuroShuttle program and entering into a collaboration with Transition Bio to develop small molecules to treat ALS and FTD; Voyager’s advancement of its AAV-based gene therapy programs for tau silencing, and APOE, including expectations for and timing with regards to achievement of preclinical and clinical development milestones for its potential development candidates such as the IND and CTA filings, the initiation of clinical trials, clinical trial enrollment, and the generation of clinical data; Voyager’s ability to advance gene therapy product candidates under the Neurocrine collaboration, including the anticipated submission of IND filings and initiation of clinical trials by Neurocrine in the FA and GBA1 partnered programs; Voyager’s anticipated financial results, including the anticipated receipt by Voyager of revenues or reimbursement payments from collaboration partners; and Voyager’s cash runway, anticipated cost savings and ability to generate sufficient cash resources to enable it to continue its business and operations through multiple clinical inflection points, are forward looking.

All forward-looking statements are based on estimates and assumptions by Voyager’s management that, although Voyager believes such forward-looking statements to be reasonable, are inherently uncertain and subject to risks and uncertainties that may cause actual results to differ materially from those that Voyager expected. Such risks and uncertainties include, among others, the expectations and decisions of regulatory authorities; the timing, initiation, conduct and outcomes of Voyager’s preclinical and clinical studies; the availability of data from clinical trials; the availability or commercial potential of product candidates under collaborations; the success of Voyager’s wholly owned and partnered product candidates; the willingness and ability of Voyager's collaboration partners to meet obligations under collaboration agreements with Voyager and their projections with respect to such programs; the continued development of Voyager’s technology platforms, including Voyager’s TRACER platform and its non-viral discovery platform; Voyager’s scientific approach and program development progress, and the restricted supply and increased costs of critical research components; the development by third parties of capsid identification platforms that may be competitive to Voyager’s TRACER capsid and nonviral discovery platform and programs; Voyager’s ability to create and protect intellectual property rights associated with the TRACER capsid and nonviral discovery platforms, the capsids and ligands identified by the platforms, and the development clinical candidates and related data from Voyager’s pipeline programs; the possibility or the timing of Voyager’s receipt of program reimbursement, development or commercialization milestones, option exercise, and other payments under Voyager’s existing licensing or collaboration agreements; the ability of Voyager to negotiate and complete licensing or collaboration agreements with other parties on terms acceptable to Voyager and the third parties; the success of programs controlled by third-party collaboration partners in which Voyager retains a financial interest; the ability to attract and retain talented directors, employees, and contractors; and the sufficiency of Voyager’s cash resources to fund its operations and pursue its corporate objectives.

These statements are also subject to a number of material risks and uncertainties that are described in Voyager’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. All information in the press release is as of the date of this press release, and any forward-looking statement speaks only as of the date on which it was made. Voyager undertakes no obligation to publicly update or revise this information or any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Trista Morrison, NACD.DC, tmorrison@vygr.com

Investors: Sarah McCabe, smccabe@jpa.com

Media: Adam Silverstein, adam@scientpr.com

1.	Jo, M., Lee, S., Jeon, YM. et al. The role of TDP-43 propagation in neurodegenerative diseases: integrating insights from clinical and experimental studies. Exp Mol Med 52, 1652–1662 (2020). https://doi.org/10.1038/s12276-020-00513-7

Selected Financial Information

($ amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Statement of Operations Items:	2025	2024	2025	2024
Collaboration revenue	$13,365	$24,629	$25,038	$73,723
Operating expenses:
Research and development	35,866	30,241	98,722	91,785
General and administrative	8,093	8,168	28,228	26,926
Total operating expenses	43,959	38,409	126,950	118,711
Operating loss	(30,594)	(13,780)	(101,912)	(44,988)
Total other income	2,785	4,779	9,752	14,554
Loss before income taxes	(27,809)	(9,001)	(92,160)	(30,434)
Income tax provision	83	43	135	81
Net loss	$(27,892)	$(9,044)	$(92,295)	$(30,515)

Net loss per share, basic and diluted	$(0.47)	$(0.16)	$(1.57)	$(0.53)

Weighted-average common shares outstanding, basic and diluted	58,803,015	57,851,110	58,608,075	57,564,413

	September 30,	December 31,
Selected Balance Sheet Items	2025	2024
Cash, cash equivalents, and marketable securities	$229,011	$332,388
Total assets	$288,311	$393,050
Accounts payable and accrued expenses	$17,069	$18,167
Deferred revenue	$12,049	$30,397
Total stockholders’ equity	$219,825	$299,760

GAAP vs. Non-GAAP Financial Measures

Voyager’s financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent revenue and expenses as reported to the Securities and Exchange Commission. Voyager has provided in this release certain financial information that has not been prepared in accordance with GAAP, including net collaboration revenue and net research and development expenses, which exclude the impact of reimbursement by Neurocrine Biosciences (Neurocrine) and Novartis Pharma AG (Novartis) for expenses we incur in conducting preclinical development activities under our collaboration agreements. Management uses these non-GAAP measures to evaluate the Company’s operating performance in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business. Management believes that such non-GAAP measures are important in comparing current results with prior period results and are useful to investors and financial analysts in assessing the Company’s operating performance. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation. The non-GAAP measures give investors and financial analysts a better understanding of our net revenue and net research and development expenses without the pass-through impact of Neurocrine costs. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for, the financial information presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures set forth below.

Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
GAAP collaboration revenue	$13,365	$24,629	$25,038	$73,723
Revenue recognized for reimbursed research and development services (Note 1)	$2,212	$1,422	$6,229	$6,570
Net collaboration revenue	$11,153	$23,207	$18,809	$67,153

GAAP total research and development expenses	$35,866	$30,241	$98,722	$91,785
Expenses incurred for reimbursed research and development services (Note 1)	$2,212	$1,422	$6,229	$6,570
Net research and development expenses	$33,654	$28,819	$92,493	$85,215

Note 1: Under the Company's existing collaboration agreements with Neurocrine and Novartis, Neurocrine and Novartis have agreed to be responsible for all costs the Company incurs in conducting preclinical development activities for certain collaboration programs, in accordance with joint steering committee agreed upon workplans and budgets. Reimbursable research and development services performed during the period are captured within collaboration revenue and research and development expenses in the Company's consolidated statements of operations. During the three months ended September 30, 2025, the Company incurred $2.2 million of reimbursable research and development services recorded within collaboration revenue and research and development expenses. During the three months ended September 30, 2024, the Company incurred $1.4 million of reimbursable research and development services recorded within collaboration revenue and research and development expenses. During the nine months ended September 30, 2025, the Company incurred $6.2 million of reimbursable research and development services recorded within collaboration revenue and research and development expenses. During the nine months ended September 30, 2024, the Company incurred $6.6 million of reimbursable research and development services recorded within collaboration revenue and research and development expenses.